Exhibit 10.4

GRANTOR TRUST AGREEMENT

This Grantor Trust Agreement (this “Trust Agreement”) is made this 16th day of July, 2007 by and between CRYO-CELL INTERNATIONAL, INC., (the “Company”) and WACHOVIA BANK, NATIONAL ASSOCIATION (the “Trustee”).

Recitals

WHEREAS, a Change in Control (as that term is defined in Section 15 hereof) with respect to the Company is expected to occur on July 16, 2007;

WHEREAS, as a result of such Change in Control, four (4) employees of the Company, listed on Exhibit A (the “Participants”), and their beneficiaries may become entitled to benefits under the provisions of certain employment agreements (the “Employment Agreements”), as the same have been or in the future may be amended or restated, or any successor thereto, copies of which are appended to this Trust Agreement as Exhibit B;

WHEREAS, the Company wishes to assure the payment to the Participants and their beneficiaries (the Participants and their respective beneficiaries are collectively referred to as the “Trust Beneficiaries”) of amounts due under such Employment Agreements (the amounts so payable are collectively referred to as the “Benefits”); and

WHEREAS, the Company hereby establishes a trust (the “Trust”) and shall contribute to the Trust assets that shall be held therein (the “Fund”) on the date hereof, subject to the claims of the Company’s creditors in the event the Company becomes Insolvent (as that term is defined in Section 3(a) hereof), until paid to the Trust Beneficiaries in such manner and at such times as specified in the Employment Agreements and in this Trust Agreement;

NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

Section 1.	Establishment of the Trust

(a) The Trust is intended to be a Grantor Trust, of which the Company is the Grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed accordingly.

(b) The Company shall be considered a Grantor for the purposes of the Trust.

(c) The purpose of the Trust is to provide a fund from which the obligations, if any, of the Company to the Participants pursuant to the Employment Agreements are fulfilled.

(d) The Trust hereby established is revocable by the Company; it shall become irrevocable upon a Change in Control, as defined herein.

(e) The Company hereby deposits with the Trustee in the Trust one-hundred dollars and zero cents ($100.00), which shall become the principal of the Trust to be held, administered and disposed of by the Trustee as provided in this Trust Agreement.

(f) On the date hereof, the Company hereby makes a contribution to the Trust in an amount that is sufficient (taking into account the Trust assets, if any, resulting from prior contributions) to fund the Trust in an amount equal to no less than 100% but no more than 125% of the amount necessary to pay each Trust Beneficiary the Benefits to which Trust Beneficiaries would be entitled pursuant to the terms of the Employment Agreements as of the date on which the Change in Control occurred. The Company shall also fund a separate legal expense reserve for the Trustee in the amount of $100,000.00. Such contribution shall become the principal of the Trust to be held, administered and disposed of by the Trustee as provided in this Trust Agreement.

(g) The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of Participants and general creditors as herein set forth. Trust Beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Employment Agreements and this Trust Agreement shall be unsecured contractual rights of Trust Beneficiaries against the Company. Any assets held by the Trust will be subject to the claims of the general creditors of the Company under federal and state law in the event the Company is Insolvent, as defined in Section 3(a) herein.

(h) The Company may, in its sole discretion, at any time, or from time to time, make additional deposits of cash or other property acceptable to the Trustee in the Trust to augment the principal to be held, administered and disposed of by the Trustee as provided in this Trust Agreement. Prior to a Change in Control, neither the Trustee nor any Trust Beneficiary shall have any right to compel additional deposits.

Section 2.	Payments to Participants and Their Beneficiaries

(a) Upon a Change in Control and thereafter, the Trustee shall independently and in its sole discretion determine each Participant’s entitlement to receive Benefits due under the Employment Agreements; provided, however, that a Trust Beneficiary may make application to the Trustee for an independent decision as to the amount or form of their Benefits due under the Employment Agreements. In making any determination required or permitted to be made by the Trustee under this Section 2(a), the Trustee may consult with and make such inquiries of such persons, including the Trust Beneficiary, the Company, legal counsel, actuaries or other persons, as the Trustee may reasonably deem necessary. Any reasonable costs incurred by the Trustee in arriving at its determination shall be reimbursed by the Company and, to the extent not paid by the Company within a reasonable time, shall be charged to the Trust. The Company waives any right to contest any amount paid over by the Trustee hereunder pursuant to a good faith determination made by the Trustee notwithstanding any claim by or on behalf of the Company (absent a manifest abuse of discretion by the Trustee) that such payments should not be made.

(b) Provided that the Company is not Insolvent, the Trustee shall make payments of Benefits to each Participant from the assets of the Trust in compliance and conformity with the terms of the Employment Agreements as may be determined by the Trustee in its sole and absolute discretion.

(c) The Company may make payment of benefits directly to Trust Beneficiaries as they become due under the terms of the Employment Agreements. The Company shall notify the Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to Trust Beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Employment Agreements, the Company shall make the balance of each such payment as it falls due in accordance with the Employment Agreements. The Trustee shall notify the Company where principal and earnings are not sufficient. Nothing in this Trust Agreement shall relieve the Company of its liabilities to pay benefits due under the Employment Agreements except to the extent such liabilities are met by application of assets of the Trust.

(c) The Trustee agrees that it will not itself institute any action at law or at equity, whether in the nature of an accounting, interpleading action, request for a declaratory judgment or otherwise, requesting a court or administrative or quasi-judicial body to make the determination required to be made by the Trustee under this Section 2 in the place and stead of the Trustee. The Trustee may (and, if necessary or appropriate, shall) institute an action to collect a contribution due the Trust following a Change in Control or in the event that the Trust should ever experience a short-fall in the amount of assets necessary to make payments pursuant to the terms of the Employment Agreements.

(e) The Trustee shall withhold from any payment to a Trust Beneficiary all taxes and other amounts required by law to be so withheld on supplemental wages, and shall pay over to the appropriate government authority the amounts withheld, and such payments shall reflect the Company’s Employer Identification Number as the payor.

Section 3.	Trustee Responsibility Regarding Payments
to the Trust Beneficiary When the Company is Insolvent

(a)	The Trustee shall cease payment of benefits to Trust Beneficiaries if the Company is Insolvent. The Company shall be considered “Insolvent” for purposes of this Trust Agreement if (i) the Company is unable to pay its debts as they become due, or (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

(b)	At all times during the continuance of this Trust, the principal and income of the Trust shall be subject to claims of general creditors of the Company under federal and state law as set forth below.

(i)	The Board of Directors and the Chief Executive Officer of the Company shall have the duty to inform the Trustee in writing that the Company is Insolvent. If a person claiming to be a creditor of the Company alleges in writing to the Trustee that the Company has become Insolvent, the Trustee shall determine whether the Company is Insolvent and, pending such determination, the Trustee shall discontinue payment of benefits to Trust Beneficiaries.

(ii)	Unless the Trustee has actual knowledge that the Company is Insolvent, or has received notice from the Company or a person claiming to be a creditor alleging that the Company is Insolvent, the Trustee shall have no duty to inquire whether the Company is Insolvent. The Trustee may in all events rely on such evidence concerning the Company’s solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the Company’s solvency.

(iii)	If at any time the Trustee has determined that the Company is Insolvent, the Trustee shall discontinue payments to Participants or their Beneficiaries and shall hold the assets of the Trust for the benefit of the Company’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Trust Beneficiaries to pursue their rights as general creditors of the Company with respect to benefits due under the Employment Agreements or otherwise.

(4)	The Trustee shall resume the payment of benefits to Trust Beneficiaries in accordance with Section 2 of this Trust Agreement only after the Trustee has determined that the Company is not Insolvent (or is no longer Insolvent).

(c)	Provided that there are sufficient assets, if the Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Trust Beneficiaries under the terms of the Employment Agreements for the period of such discontinuance, less the aggregate amount of any payments made to Trust Beneficiaries by the Company in lieu of the payments provided for hereunder during any such period of discontinuance.

Section 4.	Payments When a Short-Fall of the Trust Assets Occurs

(a)	If there are not sufficient assets for the payment of current and expected future benefits pursuant to Section 2 or Section 3(c) hereof and the Company does not otherwise make such payments within a reasonable time after demand from the Trustee, the Trustee shall allocate the Trust assets among the Trust Beneficiaries in the following order of priority:

(i)	vested Participants (regardless of whether they are actively employed) and their beneficiaries; and

(ii)	non-vested Participants (regardless of whether they are actively employed) and their beneficiaries

(b)	Within each category, assets shall be allocated pro-rata with respect to the total present value of benefits expected for each Trust Beneficiary within the category, and payments to each Trust Beneficiary shall be made to the extent of the assets allocated to each Trust Beneficiary.

(c)	Upon receipt of a contribution from the Company necessary to make up for a short-fall in the payments due, the Trustee shall resume payments to all the Trust Beneficiaries under the Employment Agreements. Following a Change in Control, the Trustee shall have the right and duty to compel a contribution to the Trust from the Company to make-up for any short-fall.

Section 5.	Payments to the Company

Except as provided in Section 3 hereof, after the Trust has become irrevocable, the Company shall have no right or power to direct the Trustee to return to the Company or to divert to others any of the Trust assets before all payment of benefits have been made to Trust Beneficiaries and all legal fees pursuant to the terms of the Employment Agreements.

Section 6.	Investment Authority

(a)	The Trustee shall not be liable in discharging its duties hereunder, including, without limitation, its duty to invest and reinvest the Fund, if it acts for the exclusive benefit of the Trust Beneficiaries, in good faith and as a prudent person would act in accomplishing a similar task and in accordance with the terms of this Trust Agreement and any applicable federal or state laws, rules or regulations.

(b)	Prior to a Change in Control, the Trustee shall invest and reinvest the Fund as the Company shall prescribe and with the following powers:

(i) To invest and reinvest in any readily marketable common and preferred stocks, bonds, notes, debentures (including convertible stocks and securities but not including any stock or security of the Trustee or the Company other than a de minimis amount held in a collective or mutual fund), certificates of deposit or demand or time deposits (including any such deposits with the Trustee) and shares of investment companies and mutual funds, without being limited to the classes or property in which the Trustees are authorized to invest by any law or any rule of court of any state and without regard to the proportion any such property may bear to the entire amount of the Fund;

(ii) To invest and reinvest all or any portion of the Fund collectively through the medium of any proprietary mutual fund that may be established and maintained by the Trustee;

(iii) To commingle for investment purposes all or any portion of the Fund with assets of any other similar trust or trusts established by the Company with the Trustee for the purpose of safeguarding deferred compensation or retirement income benefits of its employees and/or directors;

(iv) To retain any property at any time received by the Trustee;

(v) To sell or exchange any property held by it at public or private sale, for cash or on credit, to grant and exercise options for the purchase or exchange thereof, to exercise all conversion or subscription rights pertaining to any such property and to enter into any covenant or agreement to purchase any property in the future;

(vi) To participate in any plan of reorganization, consolidation, merger, combination, liquidation or other similar plan relating to property held by it and to consent to or oppose any such plan or any action thereunder or any contract, lease, mortgage, purchase, sale or other action by any person;

(vii) To deposit any property held by it with any protective, reorganization or similar committee, to delegate discretionary power thereto, and to pay part of the expenses and compensation thereof any assessments levied with respect to any such property to deposited;

(viii) To extend the time of payment of any obligation held by it;

(ix) To hold uninvested any moneys received by it, without liability for interest thereon, but only in anticipation of payments due for investments, reinvestments, expenses or disbursements;

(x) To exercise all voting or other rights with respect to any property held by it and to grant proxies, discretionary or otherwise;

(xi) For the purposes of the Trust, to borrow money from others, to issue its promissory note or notes therefor, and to secure the repayment thereof by pledging any property held by it;

(xii) To employ suitable contractors and counsel, who may be counsel to the Company or to the Trustee, and to pay their reasonable expenses and compensation from the Fund to the extent not paid by the Company;

(xiii) To register investments in its own name or in the name of a nominee; to hold any investment in bearer form; and to combine certificates representing securities with certificates of the same issue held by it in other fiduciary capacities or to deposit or to arrange for the deposit of such securities with any depository, even though, when so deposited, such securities may be held in the name of the nominee of such depository with other securities deposited therewith by other persons, or to deposit or to arrange for the deposit of any securities issued or guaranteed by the United States government, or any agency or instrumentality thereof, including securities evidenced by book entries rather than by certificates, with the United States Department of the Treasury or a Federal Reserve Bank, even though, when so deposited, such securities may not be held separate from securities deposited therein by other persons; provided, however, that no securities held in the Fund shall be deposited with the United States Department of the Treasury or a Federal Reserve Bank or other depository in the same account as any individual property of the Trustee, and provided, further, that the books and records of the Trustee shall at all times show that all such securities are part of the Fund;

(xiv) To settle, compromise or submit to arbitration any claims, debts or damages due or owing to or from the Trust, respectively, to commence or defend suits or legal proceedings to protect any interest of the Trust, and to represent the Trust in all suits or legal proceedings in any court or before any other body or tribunal; provided, however, that the Trustee shall not be required to take any such action unless it shall have been indemnified by the Company to its reasonable satisfaction against liability or expenses it might incur therefrom;

(xv) To hold and retain policies of life insurance, annuity contracts, and other property of any kind which policies are contributed to the Trust by the Company or any subsidiary of the Company or are purchased by the Trustee;

(xvi) To hold any other class of assets which may be contributed by the Company and that is deemed reasonable by the Trustee, unless expressly prohibited herein;

(xvii) To loan any securities at any time held by it to brokers or dealers upon such security as may be deemed advisable, and during the terms of any such loan to permit the loaned securities to be transferred into the name of and voted by the borrower or others; and

(xviii) Generally, to do all acts, whether or not expressly authorized, that the Trustee may deem necessary or desirable for the protection of the Fund.

(c)	Following a Change in Control, the Trustee shall have the sole and absolute discretion in the management of the Trust assets and shall have all the powers set forth under Section 6(b). In investing the Trust assets, the Trustee shall consider:

(i)	the needs of the Employment Agreements;

(ii)	the need for matching of the Trust assets with the liabilities of the Employment Agreements; and

(iii)	the duty of the Trustee to act solely in the best interests of the Participants and their Beneficiaries.

(f)	The Trustee shall have the right, in its sole discretion, to delegate its investment responsibility to an investment manager who may be an affiliate of the Trustee. In the event the Trustee shall exercise this right, the Trustee shall remain, at all times responsible for the acts of an investment manager. The Trustee shall have the right to purchase an insurance policy or an annuity to fund the benefits of the Employment Agreements.

(f)	The Company shall have the right at any time, and from time to time in its sole discretion, to substitute assets (other than securities issued by the Trustee or the Company) of equal fair market value for any asset held by the Trust. This right is exercisable by the Company in a nonfiduciary capacity without the approval or consent of any person in a fiduciary capacity; provided, however, that, following a Change in Control, no such substitution shall be permitted unless the Trustee determines that the fair market values of the substituted assets are equal.

Section 7.	Insurance Contracts

(a)	To the extent that the Trustee is directed by the Company prior to a Change in Control to invest part or all of the Fund in insurance contracts, the type and amount thereof shall be specified by the Company. The Trustee shall be under no duty to make inquiry as to the propriety of the type or amount so specified.

(b)	Each insurance contract issued shall provide that the Trustee shall be the owner thereof with the power to exercise all rights, privileges, options and elections granted by or permitted under such contract or under the rules of the insurer. The exercise by the Trustee of any incidents of ownership under any contract shall, prior to a Change in Control, be subject to the direction of the Company. After a Change in Control, the Trustee shall have all such rights.

(c)	The Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against an insurance policy held in the Fund.

(d)	No insurer shall be deemed to be a party to the Trust and an insurer’s obligations shall be measured and determined solely by the terms of contracts and other agreements executed by the insurer.

Section 8.	Disposition of Income

(a)	Prior to and following a Change in Control, all income received by the Trust, net of expenses and taxes payable by the Trust, shall be accumulated and reinvested within the Trust.

Section 9.	Accounting by the Trustee

The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Company and the Trustee. Within forty-five (45) days following the close of each calendar year and within forty-five (45) days after the removal or resignation of the Trustee, the Trustee shall deliver to the Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be. The Company may approve such account by an instrument in writing delivered to the Trustee. In the absence of the Company’s filing with the Trustee objections to any such account within one hundred eighty (180) days after its receipt, the Company shall be deemed to have so approved such account. In such case, or upon the written approval by the Company of any such account, the Trustee shall, to the extent permitted by law, be discharged from all liability to the Company for its acts or failures to act described by such account. The foregoing, however, shall not preclude the Trustee from having its accounting settled by a court of competent jurisdiction. The Trustee shall be entitled to hold and to commingle the assets of the Trust in one Fund for investment purposes but at the direction of the Company prior to a Change in Control, the Trustee shall create one or more sub-accounts.

Section 10.	Responsibility of the Trustee

(a)	The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Company which is contemplated by, and in conformity with, the terms of the Employment Agreements or this Trust and is given in writing by the Company. In the event of a dispute between the Company and a party, the Trustee may apply to a court of competent jurisdiction to resolve the dispute, subject to Section 2(d) hereof.

(b)	The Company hereby indemnifies the Trustee against losses, liabilities, claims, costs and expenses in connection with the administration of the Trust, unless resulting from the negligence or misconduct of Trustee. To the extent the Company fails to make any payment on account of an indemnity provided in this Section 10(b), in a reasonably timely manner, the Trustee may obtain payment from the Trust. If the Trustee undertakes or defends any litigation arising in connection with this Trust or to protect a Trust Beneficiary’s rights under the Employment Agreements, the Company agrees to indemnify the Trustee against the Trustee’s costs, reasonable expenses and liabilities (including, without limitation, attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments. If the Company does not pay such costs, expenses and liabilities in a reasonably timely manner, the Trustee may obtain payment from the Trust.

(c)	Prior to a Change in Control, the Trustee may consult with legal counsel (who may also be counsel for the Company generally) with respect to any of its duties or obligations hereunder. Following a Change in Control, the Trustee shall select independent legal counsel and may consult with counsel or other persons with respect to its duties and with respect to the rights of Participants or their beneficiaries under the Employment Agreements.

(d)	The Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder and may rely on any determinations made by such agents and information provided to it by the Company.

(e)	The Trustee shall have, without exclusion, all powers conferred on the Trustee by applicable law, unless expressly provided otherwise herein.

(f)	Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or to applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Code.

Section 11.	Compensation and Expenses of The Trustee

The Trustee’s compensation shall be as agreed in writing from time to time by the Company and the Trustee. The Company shall pay all administrative expenses and the Trustee’s fees and shall promptly reimburse the Trustee for any fees and expenses of its agents. If not so paid, the fees and expenses shall be paid from the Trust expense reserve.

Section 12.	Resignation and Removal of The Trustee

(a)	Prior to a Change in Control, the Trustee may resign at any time by written notice to the Company, which shall be effective sixty (60) days after receipt of such notice unless the Company and the Trustee agree otherwise. Following a Change in Control, the Trustee may resign only after the appointment of a successor Trustee.

(b)	The Trustee may be removed by the Company on sixty days (60) days notice or upon shorter notice accepted by the Trustee prior to a Change in Control. Subsequent to a Change in Control, the Company, only with the consent of all the Participants or their beneficiaries, may remove the Trustee.

(c)	If the Trustee resigns within two years after a Change in Control, as defined herein, the Company, or if the Company fails to act within a reasonable period of time following such resignation, the Trustee, shall apply to a court of competent jurisdiction for the appointment of a successor Trustee that satisfies the requirements of Section 13 or for instructions.

(d)	Upon resignation or removal of the Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within sixty (60) days after receipt of notice of resignation, removal or transfer, unless the Company extends the time limit.

(e)

If the Trustee resigns or is removed, a successor shall be appointed by the Company, in accordance with Section 13 hereof, by the effective date of resignation or removal under Section(s) 12(a) or 12(b). If no such appointment has been made, the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

Section 13.	Appointment of Successor

(a)	If the Trustee resigns or is removed in accordance with Section 12 hereof, the Company may appoint, subject to Section 12, any third party national banking association with a market capitalization exceeding $100,000,000 to replace the Trustee upon resignation or removal. The successor Trustee shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust. The former Trustee shall execute any instrument necessary or reasonably requested by the Company or the successor Trustee to evidence the transfer.

(b)	The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 8 and 9 hereof. The successor Trustee shall not be responsible for and the Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

Section 14.	Amendment or Termination

(a)	Prior to a Change in Control, this Trust Agreement may be amended by a written instrument executed by the Trustee and the Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Employment Agreements or shall make the Trust revocable after it has become irrevocable in accordance with Section 1 hereof.

(b)	Following a Change in Control, the Trust shall not terminate until the date on which Participants and their Beneficiaries have received all of the benefits due to them under the terms and conditions of the Employment Agreements.

(c)	Upon written approval of all Participants or Beneficiaries entitled to payment of benefits pursuant to the terms of the Employment Agreements, the Company may terminate this Trust prior to the time all benefit payments under the Employment Agreements have been made. All assets in the Trust at termination shall be returned to the Company.

(d)	This Trust Agreement may not be amended by the Company following a Change in Control without the written consent of a majority of the Participants.

Section 15.	Change in Control

(a)	For purposes of this Trust, “Change in Control” shall have the meaning set forth in the Employment Agreement by and between the Company and Mercedes Walton, dated August 15, 2005.

(b)	The Chief Financial Officer of the Company shall have the specific authority to determine whether a Change in Control has transpired under the guidance of this Section 15(a) and shall be required to give the Trustee notice of a Change in Control. The Trustee shall be entitled to rely upon such notice, but if the Trustee receives notice of a Change in Control from another source, the Trustee shall make its own independent determination.

Section 16.	Miscellaneous

(a)	Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

(b)	The Company hereby represents and warrants that all of the Employment Agreements have been established, maintained and administered in accordance with all applicable laws, including without limitation, ERISA. The Company hereby indemnifies and agrees to hold the Trustee harmless from all liabilities, including attorney’s fees, relating to or arising out of the establishment, maintenance and administration of the Employment Agreements. To the extent the Company does not pay any of such liabilities in a reasonably timely manner, the Trustee may obtain payment from the Trust.

(c)	Benefits payable to Trust Beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

(d)	This Trust Agreement shall be governed by and construed in accordance with the laws of North Carolina.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, this Grantor Trust Agreement has been executed on behalf of the parties hereto on the day and year first above written.

CRYO-CELL INTERNATIONAL INC.		WACHOVIA BANK, N.A. as TRUSTEE

By:	/s/ Mercedes Walton	By:	/s/ Peter Quinn

Its:	Chairman and Chief Executive Officer	Its:	Senior Vice President

ATTEST:		ATTEST:

By:	/s/ Christopher Hewitt	By:	/s/ Brad Paulson

Its:	Counsel	Its:	Assistant Vice President